Exhibit 5.1
Bass, Berry & Sims PLC
ATTORNEYS AT LAW

A PROFESSIONAL LIMITED LIABILITY COMPANY
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-3001
(615) 742-6200
May 22, 2008
O’Charley’s Inc.
3038 Sidco Drive
Nashville, Tennessee 37204

Re:	Registration Statement on Form S-8 relating to the O’Charley’s Inc. 2008 Equity and Incentive Plan
Ladies and Gentlemen:
     We have acted as your counsel in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the O’Charley’s Inc. 2008 Equity and Incentive Plan (the “Plan”) to be filed by you with the Securities and Exchange Commission covering 1,500,000 shares (the “Shares”) of common stock, no par value per share, of O’Charley’s Inc., a Tennessee corporation (the “Company”), issuable pursuant to the Plan.
     In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, as well as the legal capacity of all natural persons.
     Based on the foregoing and such other matters as we have deemed relevant, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be validly issued, fully paid, and nonassessable.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.
     Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of Tennessee and the federal law of the United States.

Very truly yours,
/s/ Bass, Berry & Sims PLC